Exhibit 10.7

AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of May 5, 2010 (this “Agreement”), is by and among each of the parties whose names appear on the signature pages hereof.  Such parties, and their successors and permitted assigns, are each referred to herein as a “Holder” and, collectively, as the “Holders”.

A.           Each Holder is a shareholder of Think Holdings AS, a Norwegian limited liability company with registration number 992 714 344 (the “Company”), and certain Holders are party to a Shareholders Agreement that was entered into in August of 2009 (the “Existing Agreement”).

B.           This Agreement amends and restates the Existing Agreement and has been entered into as a condition to and/or in connection with  an issuance of the Company’s Series B Convertible Preferred Stock, having a nominal value of NOK 1.00 per share (the “Series B Preferred Stock”) on or about the date hereof this Agreement.

In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Existing Agreement is amended and restated to read in its entirety as follows:

1.           TERMINOLOGY AND USAGE.

1.1          Definitions.  When used herein, the terms below shall have the respective meanings indicated:

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Articles of Association” means the Articles of Association of the Company, as amended from time to time.

“Board of Directors” means the Company’s Board of Directors, as constituted from time to time.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks located in Norway are authorized or permitted by law to be closed.

“Change of Control” means the existence, occurrence, or public announcement of, or entering into an agreement contemplating, any of the following: (a) the direct or indirect sale, conveyance or disposition of all or substantially all of the assets of the Company to any Person; (b) a transaction, whether by stock sale, stock issuance or otherwise, resulting in a Company Subsidiary ceasing to be a Company Subsidiary; (c) a transaction or series of transactions resulting in a Person (or two or more Persons acting as a group for the purpose of acquiring, holding or disposing of securities of the Company) holding more than 50% of the equity or voting power of the Company; (d) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior shareholders of the Company fail to own, directly or indirectly, more than 50% of the surviving entity; or (e) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors.

“Common Stock” means the Company’s Common Stock, having a nominal value NOK 1.00 per share.

“Common Stock Securities” means Common Stock and Convertible Securities other than Preferred Securities.

“Company Subsidiary” means Think Global, AS, Think North America, Inc., Think Technology AS and any Person that is a Subsidiary of the Company.

“Continuing Director” means, on any date, a member of the Board of Directors who (i) was a member of the Board of Directors on the date of this Agreement or (ii) was nominated in writing by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed in writing by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Convertible Securities” means convertible stock, convertible notes, warrants, options, purchase rights, exchange rights and other securities, instruments or contracts which are convertible into, or exercisable or exchangeable for, Common Stock.

“Ener1” means Ener1, Inc., and its successors and permitted assigns.

“Ener1 Shares” means shares of Ener1 common stock.

“Ener1 Share Price” means, as of a date of determination, the Ener1 VWAP during the 15 consecutive Ener1 Trading Day period ending immediately prior to such date of determination, provided that in no event will the Ener1 Share Price be less than US$4.00 (as appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction).

“Ener1 Principal Market” means The Nasdaq Global Market or such other principal exchange, market or quotation system on which Ener1 common stock is listed, traded or quoted.

“Ener1 Trading Day” means any day on which Ener1 common stock is traded or quoted on the Ener1 Principal Market.

“Ener1 VWAP” means, with respect to a period of Ener1 Trading Days, the volume weighted average price of one share of Ener1 common stock during such Ener1 Trading Day period on the Ener1 Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by Ener1 and reasonably satisfactory to the Holders holding a majority of the Series B Put Shares.  If Ener1 VWAP cannot be calculated on such Ener1 Trading Day on any of the foregoing bases, then Ener1 shall submit such calculation to an independent investment banking firm reasonably acceptable to the Holders holding a majority of the Series B Put Shares, and shall cause such investment banking firm to perform such determination and notify Ener1 and such Holders of the results of determination no later than 10 Business Days from the time such calculation was submitted to it by Ener1.  All such determinations shall be appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction during such period.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock exchange, securities market and self-regulatory organization.

“Investinor” means Investinor AS, and its successors and permitted assigns.

“Lead Investors” means Rockport and Ener1.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Preferred Securities” means Series A Securities and Series B Securities.

“Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“Qualified Public Offering” means a firm commitment underwritten public offering of not less than NOK 250,000,000 in Common Stock at a per share offering price of not less than NOK 40.00 (as adjusted for stock splits, stock dividends, reverse stock splits and similar events).

“Requisite Series A Holders” means, as of a date of determination, the Holders holding at least two-thirds of the Series A Preferred Shares outstanding as of such date.

“Requisite Series B Holders” means, as of a date of determination, the Holders holding at least two-thirds of the Series B Preferred Shares outstanding as of such date.

“Rockport” means Rockport Capital Partners, and its successors and permitted assigns.

“Securities” means the Preferred Securities and the Common Stock Securities.

“Series A Holders” means the holders of the Series A Preferred Stock.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, having a nominal value of NOK 1.00 per share.

“Series A Securities” means Series A Preferred Stock and convertible stock, convertible notes, warrants, options, purchase rights, exchange rights and other securities, instruments or contracts which are convertible into, or exercisable or exchangeable for, Series A Preferred Stock.

“Series A Warrant” means a warrant that will be exercisable into shares of Series A Preferred Stock.

“Series B Holders” means the holders of the Series B Preferred Stock.

“Series B Put Shares” means all of the Series B Preferred Stock that were sold under the Second SISA other than to Ener1 or ITOCHU Corporation.  For the avoidance of doubt, Series B Put Shares do not include any Series B Preferred Stock underlying Series B Warrants (including warrants issued under the Second SISA) and do not include any Series B Preferred Stock that were sold and/or issuable in connection with the First SISA or any other agreement other than the Second SISA.

“Series B Securities” means Series B Preferred Stock and convertible stock, convertible notes, warrants, options, purchase rights, exchange rights and other securities, instruments or contracts which are convertible into, or exercisable or exchangeable for, Series B Preferred Stock.

“Series B Warrant” means a warrant that will be exercisable into shares of Series B Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Termination Date” means the earlier of (i) the date on which there are no more Series B Preferred Stock or Series B Warrants outstanding and (ii) the date on which a Qualified Public Offering is resolved by the Company or a successor to the Company.

“Valmet” means Valmet Automotive Inc., and its successors and permitted assigns.

“Warrants” means the Series A Warrants and the Series B Warrants.

1.2          Definitional Cross-References.  Each of the following additional terms shall have the meaning defined for such term in the Section set forth opposite such term below:

“Agreement”	Preamble
“Appraiser”	Section 10.3
“Common Stock Pro Rata Share”	Section 3.4
“Common Stock Tag-Along Shares”	Section 3.4
“Company”	Recitals
“First SISA”	Section 9
“Holder”	Preamble
“Put Deadline”	Section 4.1
“Put Price”	Section 4.2
“Put Right”	Section 4.1
“Investinor Put Option”	Section 10.2
“ROFR”	Section 2.1
“ROFR Notice”	Section 2.2
“ROFR Securities”	Section 2.2
“Second SISA”	Section 9
“Securities Pro Rata Share”	Section 10.2
“Series A Pro Rata Share”	Section 3.3
“Series A Tag-Along Shares”	Section 3.3
“Series B Preferred Stock”	Recitals
“Series B Pro Rata Share”	Section 3.2
“Series B Tag-Along Shares”	Section 3.2
“Subsequent Financing”	Section 2.1
“Tag-Along Notice”	Section 3.5
“Tag-Along Right”	Section 3.1

1.3           Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import contained in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

2.           RIGHT OF FIRST REFUSAL.

2.1           Subsequent Financing.  The Holders shall cause each offering by the Company of its Common Stock or Convertible Securities (each, a “Subsequent Financing”) effectuated prior to the Termination Date to include a right by each Holder to purchase, in accordance with this Section 2, up to an amount of the securities so offered necessary for such Holder to maintain its percentage equity ownership of the Company after giving effect to such Subsequent Financing.  The right of first refusal described in this Section 2 is referred to herein as the “ROFR”.

2.2           Notification; Exercise of ROFR.  If the Company desires to effectuate a Subsequent Financing, the Holders shall cause the Company to notify each Holder of the material terms of such proposed Subsequent Financing, including the terms of the securities to be offered (the “ROFR Securities”), and the amount of such ROFR Securities that each Holder is entitled to purchase (such notice, a “ROFR Notice”).  In order to exercise its ROFR, a Holder must notify the Company of the amount of ROFR Securities it wishes to purchase within ten Business Days of its receipt of the applicable ROFR Notice.

2.3           Closing Requirements.  Upon completion of the procedures described in Section 2.2, the Company shall have 120 days to consummate the Subsequent Financing on terms that are the substantially the same (or more favorable to the Company than) as set forth in the applicable ROFR Notice.  If, however, (i) the terms of such Subsequent Financing have changed and do not comply with the preceding sentence, or (ii) the Company is unable to consummate such Subsequent Financing within the requisite 120 day period; then the Holders shall be required to cause the Company to repeat the procedures set forth herein as if the Company is proposing a new Subsequent Financing.  No Holder shall receive terms in a Subsequent Financing that are more favorable to those received by other Holders in such Subsequent Financing, unless such differences in terms were specified in the ROFR Notice or otherwise consented to by the participating Holders.  No Holder that initially waived its ROFR with respect to a Subsequent Financing shall be permitted to participate in such Subsequent Financing without the consent of both the Requisite Series A Holders and the Requisite Series B Holders.

2.4           Exceptions to ROFR.  Notwithstanding the foregoing, the ROFR shall not apply to (i) any issuance of securities under Convertible Securities in accordance with their terms, so long as such Convertible Securities were outstanding prior to the date hereof or issued in compliance with this Agreement, (ii) any issuance of securities approved by the independent members of the Board of Directors under the Company’s stock compensation pool, and (iii) any issuance of securities as consideration for a strategic acquisition or leasing transaction, provided that such acquisition or lease was negotiated on an arm’s-length basis and approved by the independent members of the Board of Directors.

3.           TAG-ALONG RIGHTS.

3.1           General.  The provisions of this Section 3 are intended to give (i) each Series B Holder a “tag-along” right to sell its Series B Securities along with any other Holder selling any of its Securities, and (ii) each Series A Holder a “tag-along” right to sell its Series A Securities along with any other Holder selling any of its Series A Securities or Common Stock Securities (but not along with any sale of Series B Securities).  The “tag-along” rights described in this Section 3 are referred to herein as the “Tag-Along Right”.  The provisions of this Section 3 shall not apply to a “put” transaction effectuated in accordance with Section 4.

3.2           Proposed Sale of Series B Securities.  A Holder proposing to sell any of its Series B Securities must first give each other Series B Holder the right to sell on substantially the same terms (along with such selling Holder) up to its Series B Pro Rata Share of the Series B Tag-Along Shares.  As used herein, the term “Series B Tag-Along Shares” means the aggregate number of Series B Preferred Shares proposed to be sold by a selling Holder determined on an “as-exercised” basis, and the term “Series B Pro Rata Share” means, with respect to a Holder for which such determination is being made, the percentage obtained by dividing (i) the aggregate number of Series B Preferred Shares held by such Holder (determined on an “as-exercised” basis) by (ii) the aggregate number of Series B Preferred Shares held by all Holders (determined on an “as exercised” basis).

3.3           Proposed Sale of Series A Securities.  A Holder proposing to sell any of its Series A Securities must first give each other Holder the right to sell (along with such selling Holder) up to its Series A Pro Rata Share of the Series A Tag-Along Shares.  As used herein, the term “Series A Tag-Along Shares” means the aggregate number of shares of Common Stock underlying the Series A Securities proposed to be sold by a selling Holder determined on an “as-exercised” and “as-converted” basis, and the term “Series A Pro Rata Share” means, with respect to a Holder for which such determination is being made, the percentage obtained by dividing (i) the aggregate number of shares of Common Stock underlying all of the Preferred Securities held by such Holder (determined on an “as-converted” and “as-exercised” basis) by (ii) the aggregate number of shares of Common Stock underlying all of the Preferred Securities held by all Holders (determined on an “as-converted” and “as exercised” basis).

3.4           Proposed Sale of Common Stock Securities.  A Holder proposing to sell any of its Common Stock Securities must first give each other Holder the right to sell (along with such selling Holder) up to its Common Stock Pro Rata Share of the Common Stock Tag-Along Shares.  As used herein, the term “Common Stock Tag-Along Shares” means the aggregate number of shares of Common Stock underlying the Common Stock Securities proposed to be sold by a selling Holder determined on an “as-exercised” and “as-converted” basis, and the term “Common Stock Pro Rata Share” means, with respect to a Holder for which such determination is being made, the percentage obtained by dividing (i) the aggregate number of shares of Common Stock held by such Holder plus the aggregate number of shares of Common Stock underlying all of the Securities held by such Holder (determined on an “as-converted” and “as-exercised” basis) by (ii) the aggregate number of shares of Common Stock held by all Holders plus the aggregate number of shares of Common Stock underlying all of the Securities held by all Holders (determined on an “as-converted” and “as exercised” basis).

3.5           Notification; Exercise of Tag-Along Right.  If a Holder desires to sell any of its Securities, it shall notify each Holder eligible hereunder to participate in such sale of the material terms thereof, including the aggregate number and type of Securities to be sold, and the aggregate amount and type of consideration to be received in such sale (such notice, a “Tag-Along Notice”).  In order to exercise its Tag-Along Right, an eligible Holder must notify the selling Holder that it is exercising its right and of the number of Securities it intends to sell within ten Business Days of its receipt of the applicable Tag-Along Notice.

3.6           Closing Requirements.  Upon completion of the procedures described in Section 3.5, the selling Holder and participating Holders shall have 120 days to consummate the proposed sale of Securities on terms that are the substantially the same (or more favorable to the purchaser than) as set forth in the applicable Tag-Along Notice.  If, however, (i) the terms of such sale have changed and do not comply with the preceding sentence, or (ii) the selling and participating Holders are unable to consummate such sale within the requisite 120 day period, the selling Holder shall be required to repeat the procedures set forth herein as if it is proposing a new sale of its Securities.

3.7           Exceptions to Tag-Along Right.  Notwithstanding the foregoing, the Tag-Along Right shall not apply to any assignment or transfer of any Securities by a Holder to one or more of its Affiliates.

4.           PUT RIGHT FOR SERIES B PUT SHARES.

4.1           General.  Holders that purchased Series B Put Shares will have the right to sell such shares to Ener1 in consideration for Ener1 Shares (the “Put Right”).  The Put Right shall expire at the earlier of (i) 5 pm, New York City time, on the one year anniversary of the date of this Agreement, and (ii) the date on which the Put Right has been exercised with respect to all Series B Put Shares (such earlier date, the “Put Deadline”).  Each Holder that exercises the Put Right will be required to assign to Ener1 for no additional consideration one-half of the New ATVM Warrants (as defined in the Second SISA) it received as part of its purchase of the Series B Put Shares subject to such put.  The aggregate put amount that Ener1 will be obligated to honor under this Section 4 will be capped at US$27,500,000, and the maximum amount a Holder may put to Ener1 will be equal to the product of US$27,500,000 and a fraction, the numerator of which is the total number of Series B Put Shares beneficially owned by such Holder, and the denominator of which is the total number of Series B Put Shares beneficially owned by all Holders other than Ener1.

4.2           Put Price and Calculation of Ener1 Shares subject to Put Right.  The per share sale price (the “Put Price”) will be US$1.67 (as appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction).  The number of Ener1 Shares issued in connection with an exercise of a Put Right will be equal to the quotient of (x) the aggregate Put Price divided by (y) the Ener1 Share Price determined as of the date on which the Holder exercising the Put Right has notified Ener1 in writing of the number of Series B Put Shares it is selling pursuant to its Put Right.

4.3           Issuance of Ener1 Shares; Assignment of New ATVM Warrants.  For each Put Right that is exercised in accordance with this Section 4, Ener1 will promptly deliver a certificate evidencing the applicable number of Ener1 Shares subject to such Put Right to the exercising Holder, which certificates may have restrictive legends required under applicable U.S. securities law.  Each Holder exercising the Put Right will promptly assign the applicable portion of its New ATVM Warrants subject to such Put Right to Ener1.

4.4           Registration of Ener1 Shares.  Immediately after the Put Deadline, Ener1 will use its commercially reasonable efforts to register for resale all of the Ener1 Shares issued pursuant to the Put Right that remain restricted securities under Rule 144 of the U.S. Securities Act of 1933, as amended.  In furtherance of the foregoing, Ener1 shall, as promptly as practicable after the Put Deadline, file a registration statement covering the resale of all such Ener1 Shares with the U.S. Securities and Exchange Commission and use its commercially reasonable efforts to cause such registration statement to go effective as promptly as practicable.

4.5           Further Assurances.  All Holders exercising the Put Right will promptly execute such documents and take such other actions reasonably necessary to expeditiously carry out the intent of the foregoing provisions of this Section 4.

5.           CHANGE OF CONTROL RIGHTS.

5.1           General.  If, at any time prior to the Termination Date, the Board of Directors propose or approve a Change of Control, and such Change of Control is consented to by the Requisite Series B Holders, then, upon the request of the Requisite Series B Holders, each Holder shall, whether or not such Holder is for or against such Change of Control, promptly consent to, vote for and raise no objections against such Change of Control, and if applicable and requested, such Holder shall promptly sell all of its Securities in connection with such Change of Control on terms and conditions approved by the Board of Directors and execute all appropriate agreements, instruments and other documents consistent with and in furtherance of the foregoing.  This Section 5 may be employed to satisfy any requisite shareholder voting requirement, including, without limitation, any super-majority voting requirement hereunder or in the Articles of Association.

5.2           Limitations on Change of Control Rights.  Notwithstanding the foregoing, no Holder shall be required to execute any agreement or other document under Section 5.1 that requires such Holder to do any of the following:

(a)           give representations and warranties that are materially broader than basic representations and warranties as to such Holder’s (i) good standing and lawful existence, (ii) ownership of good title to its Securities free and clear of liens and encumbrances, (iii) authority and ability to convey title to its Securities, and (iv) due execution and delivery of the applicable transaction documents to which such Holder is a party, and the enforceability of such documents against such Holder;

(b)           be liable for any breach of representation, warranty or agreement made or given by any other Person, other than the Company or a Company Subsidiary, in connection with such Change of Control (except to the extent that funds may be paid out of an escrow (or deferred purchase price) intended to cover breaches of representations, warranties and agreements of the Company, any Company Subsidiary or any Holder in connection with such Change of Control); or

(c)           be liable for any reason (other than for such Holder’s fraud or willful misconduct) for an amount in excess of the aggregate purchase price payable to such Holder in connection with such Change of Control.

6.           BOARD OF DIRECTORS.

6.1           Number of Directors.  The number of directors serving on the Board of Directors shall be fixed at eight members, unless otherwise consented to by the Requisite Series B Holders.

6.2           Designees by Certain Holders.  The Series B Holders, voting as a separate class, have the right to elect seven of the eight members of the Board of Directors; however, the Series B Holders hereby agree that, so long as (i) any Lead Investors are Series B Holders, such Lead Investors shall have the right to designate two independent members to the Board of Directors, (ii) Rockport is a Series B Holder, it shall have the right to designate one of the members of the Board of Directors, (iii) Ener1 is a Series B Holder, it shall have the right to designate two of the members of the Board of Directors, (iv) so long as Valmet is a Series B Holder, it shall have the right to designate one of the members of the Board of Directors, and (v) so long as Investinor is a Series B Holder, it shall have the right to designate one of the members of the Board of Directors.  The right of the Lead Investors, Rockport, Ener1, Valmet and Investinor to designate a board member hereunder may not be assigned, unless such assignment is made to an Affiliate of the assignor.  If the size of the Board of Directors is changed, such change shall not be effectuated until the rights of the Series B Holders to designate board members under this Section 6.2 has been proportionately adjusted in a manner reasonably satisfactory to such Series B Holders.

6.3           Election of Reidar Langmo.  The Series A Holders and the holders of Common Stock, voting together as a one class, have the right to elect the sixth member of the Board of Directors; however, such Series A Holders hereby agree that if Mr. Reidar Langmo is nominated to serve on the Board of Directors, each such Holder shall vote its shares of Common Stock (and its Preferred Shares when voting together with the Common Stock) in favor of Mr. Langmo’s appointment to the Board of Directors.

6.4           Insurance and Expense Reimbursement of Directors.  The Holders shall cause the Company to have adequate liability insurance for its officers and directors.  The Holders shall cause the Company to reimburse its directors for reasonable out-of-pocket travel and other expenses incurred in connection with their duties as directors of the Company.

7.           INFORMATION RIGHTS.

From the date of this Agreement until the Termination Date, the Holders shall cause the Company to prepare and provide to each Holder audited annual, unaudited quarterly and unaudited monthly consolidated financial statements, each in form and presentation reasonably satisfactory to the Requisite Series B Holders, within 90, 45 and 15 days of the last day of each fiscal year, quarter and month, respectively, and shall cause the Company to prepare and provide to each Holder a copy of the Company’s annual operating budget in form and presentation reasonably satisfactory to the Requisite Series B Holders within 60 days prior to the beginning of each fiscal year of the Company.  Each Holder shall have the right to visit the offices of the Company and any Company Subsidiary and inspect their books and records during normal business hours upon prior notice to the Company or such Company Subsidiary.

8.           ORGANIZATIONAL DOCUMENTS.

Each Holder shall use its commercially reasonable efforts to cause the organizational documents of the Company and each of the Company Subsidiary (including any rules, regulations or policies of any governing body thereof) to reflect the terms of this Agreement so as to effectuate and preserve the intent of the Holders as set forth herein.

9.           STATUS OF THIS AGREEMENT AND THE HOLDERS' OBLIGATIONS.

Each Holder shall exercise all voting rights and other powers of control available to it with respect to the Company in a manner consistent with and in furtherance of the intent of the Holders as set forth herein at all times during the term of this Agreement, and, if applicable, shall exercise such rights and powers so that the applicable provision of this Agreement is duly and promptly observed and given full force and effect in accordance with the spirit and intent of such provision.

If any provision of the Articles of Association of the Company at any time conflicts with any provision of this Agreement, then for purposes of the rights and obligations of the Holders under this Agreement, this Agreement shall prevail and the Holders shall, whenever necessary, exercise all voting and other rights and powers available to them to amend, waive or suspend the conflicting provision of the Articles of Association to the extent necessary to permit the Company and its affairs to be administered as provided in this Agreement.

If the Articles of Association grant any Holder or class of Holders rights (including, without limitation, redemption rights and conversion rights) that may not be effectuated without a general meeting of the Company’s shareholders or other shareholder approval or consent, then the Holders shall, whenever necessary, exercise all voting and other rights and powers available to them to authorize such transactions.

The Company and certain Series B Holders are party to (i) a Securities Investment and Subscription Agreement (the “First SISA”), dated as of August 18, 2009 which provides, in part, for the issuance of Series B Preferred Stock and Series B Warrants upon the satisfaction of certain conditions specified in the SISA, and the consummation of certain transactions defined therein as the “Restructuring Transactions” (including the issuance of additional warrants to the Company’s “emergency bridge lenders”), and (ii) a Securities Investment and Subscription Agreement (the “Second SISA”), dated as of the date hereof, which provides, in part, for the issuance of additional Series B Preferred Stock and Series B Warrants.  In the event that such Series B Preferred Stock, Series B Warrants or “emergency bridge” warrants become or have become issuable under the First SISA or the Second SISA, and/or such issuances or any other Restructuring Transactions may not be effectuated without a general meeting of the Company’s shareholders or other shareholder approval or consent, then the Holders shall, whenever necessary, exercise all voting and other rights and powers available to them to authorize such issuances and other Restructuring Transactions.

10.         SPECIAL RIGHTS RELATING TO INVESTINOR.

10.1         Actions Requiring Super-Majority Consent.  So long as Investinor is a Holder, a super-majority vote of Holders holding 80% of the total number of votes entitled to be cast by the Holders party to this Agreement (determined  in accordance with the Articles of Association, where each share of Series B Preferred Stock is entitled to two votes, and each share of Series A Preferred Stock and Common Stock is entitled to one vote) shall be required in order to (i) relocate the head office of the Company or Think Global, AS outside of the Kingdom of Norway, (ii) establish a new ultimate parent company for the Think Group with a head office outside of the Kingdom of Norway, (iii) dispose the material intellectual property rights pertaining to the components that are a part of the Th!nk Eldrive/ EV drive system or the material Think brands related thereto, or (iv) dispose any other intellectual property rights or assets that are core to the operations of the Company and its Subsidiaries.

10.2         Investinor Put Option.  If the events described in clauses (i), (ii) or (iii) in Section 10.1 occur, Investinor shall have the right to sell all of its Securities to the Company for the purchase price determined pursuant to Section 10.3 (such option to sell its Securities is referred to herein as the “Investinor Put Option”).  In order to exercise the Investinor Put Option, Investinor shall deliver written notice thereof to the Company and the Holders, and the Holders shall vote in favor of the corporate actions of the Company necessary to effectuate the Investinor Put Option.  If the Company does not, or is not permitted under applicable law to, purchase the Securities owned by Investinor as required under this Section 10.2, then each Holder party to this Agreement shall purchase their respective Securities Pro Rata Share of the Investinor Securities that were not purchased by the Company for the purchase price determined pursuant to Section 10.3.  As used herein, the term “Securities Pro Rata Share” means, with respect to a Holder for which such determination is being made, the percentage obtained by dividing (i) the aggregate number of shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock held by such Holder by (ii) the aggregate number of shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock held by all Holders party to this Agreement (other than Investinor).

10.3         Purchase Price.  The price for the shares subject to the Investinor Put Option shall be the highest of (i) with respect to Series B Preferred Stock, two times the sum of the purchase price plus the accrued and unpaid dividends thereon, (ii) with respect to any class of shares trading on a regulated market, the average trading price for such shares over the one month period preceding the date on which Investinor delivered its notice to exercise the Investinor Put Option, and (iii) the fair market value as determined by one independent internationally recognized investment bank (the “Appraiser”) selected by Investinor and satisfactory to the Requisite Series B Holders (for purposes of this Section 10.3, “Requisite Series B Holders” shall not include Investinor). If Investinor and the Requisite Series B Holders are unable to agree on such appointment within two weeks after such proposed Appraiser was selected by Investinor, both Investinor and the Requisite Series B Holders shall have the right to instruct the Court of Oslo represented by the Chief Municipal Court Judge to appoint the Appraiser.  The Appraiser shall be instructed to render the evaluation of the shares within three (3) months from its appointment. The evaluation shall be final and binding and not be subject to arbitration in accordance with Section 11.3.

11.         MISCELLANEOUS.

11.1         Survival.  The representations, warranties, covenants and indemnities made by the parties herein shall survive the execution of this Agreement.

11.2         Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. A Holder may assign its rights and obligations hereunder in connection with any private sale or transfer of its Securities, as long as, as a condition precedent to such transfer, the transferee executes an acknowledgment agreeing to be bound by the applicable provisions of this Agreement, in which case the term “Holder” shall be deemed to refer to such transferee as though such transferee were an original signatory hereto, and such assignment complies with applicable laws.

11.3         Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Norway. Any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Norwegian Arbitration Act of 2004. The place of arbitration shall be Oslo, Norway. Unless otherwise agreed by the parties, the arbitration court shall be composed by three (3) arbitrators appointed according to the provisions in the Norwegian Arbitration Act of 2004. The language to be used in the arbitration proceedings shall be English, unless otherwise agreed. Each of the Holders agrees that any arbitration and arbitral awards shall be confidential.

11.4         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile.

11.5         Headings.  The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6         Notices.  Any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile, unless such delivery is made on a day that is not a Business Day (or after 4 p.m., Central European time on a Business Day), in which case such delivery shall be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an internationally recognized overnight courier service providing overnight service to the applicable address; in each case, addressed as follows:

 If to the Company:

 Think Holdings AS
 Martin Linges vei 17, 1367 Snarøya, Norway
 Attn: The Chief Executive Officer
 Tel: + 47 63 85 45 00
 Fax: + 47 21 61 02 01

and if to a Holder, to the address for such Holder as set forth opposite such Holder’s name on Exhibit A, or as shall otherwise be designated by such Holder in writing to the Company and the other Holders in accordance with this Section 11.6.

11.7         Failure or Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

11.8         Amendments; Waivers.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Requisite Series B Holders, provided that any amendment hereunder that reduces the rights or increases the obligations of the Series A Holders must also be executed by the Requisite Series A Holders.  A waiver of any provision in this Agreement that is enforceable against a specific Holder shall be valid only if given in writing by such Holder.  A waiver of any provision in this Agreement that is enforceable against all of the Holders or all of the Series B Holders shall be valid only if given in writing by the Requisite Series B Holders.  A waiver of any provision in this Agreement that is enforceable against just the Series A Holders shall be valid only if given in writing by the Requisite Series A Holders. Any waiver given hereunder shall be effective only in the specific instance and for the specific purpose for which it was given.  Notwithstanding the foregoing, Section 6.2(i) shall not be amended or waived without the written consent of each Lead Investor; Section 6.2(ii) shall not be amended or waived without the written consent of Rockport; Section 6.2(iii) shall not be amended or waived without the written consent of Ener1; Section 6.2(iv) shall not be amended or waived without the written consent of Valmet; and Section 6.2(v) and Section 10 shall not be amended or waived without the written consent of Investinor.

11.9         Entire Agreement.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.

11.10       Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that in such case the parties shall negotiate in good faith to replace such provision with a new provision which is not illegal, unenforceable or void, as long as such new provision does not materially change the economic benefits of this Agreement to the parties.

11.11       Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written, by the parties to this Agreement.

HOLDER:

By:
Name:
Title: